UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2007 (August 9, 2007)

PEOPLES BANCORP INC.
(Exact name of Registrant as specified in its charter)

Ohio	0-16772	31-0987416
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

138 Putnam Street, PO Box 738
Marietta, Ohio	45750-0738
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(740) 373-3155

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Index to Exhibits on Page 5

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2007, Peoples Bancorp Inc. (“Peoples”) issued a news release (the “August 10, 2007 Release”) announcing that effective September 4, 2007, Larry E. Holdren will assume the role of Executive Vice President, Business and Corporate Development of Peoples and its banking subsidiary Peoples Bank, National Association (“Peoples Bank”) and no longer serve as an executive officer of Peoples and Peoples Bank.  A copy of the August 10, 2007 Release is included with this Current Report on Form 8-K as Exhibit 99.1.

In his new role, which was approved by the Boards of Directors of Peoples and Peoples Bank on August 9, 2007, Mr. Holdren will be responsible for investigating opportunities for corporate growth and banking center expansion, as well as client development and retention.  In addition to serving as an Executive Vice President of Peoples, Mr. Holdren currently serves as President of the Retail and Banking Division of Peoples Bank.  Effective September 4, 2007, Mr. Holdren will no longer serve as President of the Retail and Banking Division of Peoples Bank.

Item 8.01.  Other Events.

In the August 10, 2007 Release, Peoples also announced that on August 9, 2007, the Boards of Directors of Peoples and Peoples Bank had approved the hiring of Deborah K. Hill in the newly-created position of Executive Vice President, Consumer and Business Financial Services of each of Peoples and Peoples Bank.  Ms. Hill will join Peoples and Peoples Bank effective September 4, 2007 and will be an executive officer of Peoples.  In addition to overseeing the management of Peoples Bank’s banking centers, Ms. Hill will have responsibility for overseeing deposit offerings, delivery of mortgage banking products and the customer call center/Internet banking client support group.  She will also have an integral role in Customer Relationship Management (CRM) systems and processes, including customer segmentation, relationship pricing, and strategies to grow revenues across the organization’s banking, investment and insurance operations.

Ms. Hill, who is 43, most recently served as Senior Vice President and Regional Manager of U.S. Bank’s Wisconsin/Chicago region from 1994 to August 2007.

On August 9, 2007, the Board of Directors of Peoples authorized the execution on behalf of Peoples, on or after September 4, 2007, of a change in control agreement with Ms. Hill, which will be effective as of September 4, 2007 when Ms. Hill becomes an executive officer of Peoples.  The terms of Ms. Hill’s change in control agreement will be the same as those in the change in control agreements which Peoples has entered into with Carol A. Schneeberger and David T. Wesel, the forms of which were filed as Exhibits 10(e) and 10(f), respectively, to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.  Peoples will enter into the change in control agreement with Ms. Hill in order to provide further motivation to act in the best interests of the shareholders of Peoples and to remain competitive in Peoples’ executive compensation package.

The change in control agreement will provide that, if Ms. Hill is terminated by Peoples or its successors for any reason other than cause or by Ms. Hill for good reason, within six months prior to or within 24 months after a defined change in control, Peoples will provide the following benefits:  (i) a lump sum cash payment of two times the amount of Ms. Hill’s base annual compensation, payable within 30 days following the termination date and (ii) continuing participation in life, medical and dental insurance for a period of one year substantially in the form and expense to Ms. Hill as that received prior to the termination date.  Ms. Hill’s base annual compensation for purposes of her change in control agreement will be the average annualized compensation paid by Peoples which was includible in Ms. Hill’s gross income prior to any deferred arrangements during the most recent five taxable years ending before the date of the change in control.

If Ms. Hill receives a change in control benefit as previously described, she will be subject to a non-compete agreement for a period of one year, under which she is not permitted to engage in the business of banking, or any other business in which Peoples directly or indirectly engages during the term of Ms. Hill’s agreement in the geographic market of Peoples on the termination date.

Item 9.01.  Financial Statements and Exhibits.

(a)           -           (c)           Not applicable.

(d)           Exhibits:

Exhibit No.                                           Description

99.1	News Release issued by Peoples Bancorp Inc. on August 10, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP INC.

Date:	August 10, 2007	By: /s/	MARK F. BRADLEY
Mark F. Bradley
President and Chief Executive Officer

Peoples Bancorp Inc.
Current Report on Form 8-K
Dated August 10, 2007

INDEX TO EXHIBITS

Exhibit No.                                           Description

99.1	News Release issued by Peoples Bancorp Inc. on August 10, 2007